UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  January 7, 2011

PDL BioPharma, Inc.

(Exact name of Company as specified in its charter)

000-19756
(Commission File Number)

Delaware	94-3023969
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation)

932 Southwood Boulevard
Incline Village, Nevada  89451
(Address of principal executive offices, with zip code)

(775) 832-8500
(Company’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Court Issues Decisions on Summary Judgment Motions in MedImmune, LLC v. PDL BioPharma, Inc.

On January 7, 2011, the United States District Court for the Northern District of California issued an order deciding on summary judgment certain issues in the litigation between MedImmune, LLC (“MedImmune”) and PDL BioPharma, Inc. (“PDL”). The court ruled that: (i) the sole patent claim asserted in the litigation to support the basis that MedImmune’s product Synagis® infringes PDL’s patent rights, claim 28 of Queen et al., United States Patent No. 6,180,370, is invalid as anticipated by a prior art patent; (ii) MedImmune did not breach its obligations under its license agreement with PDL by failing to pay royalties on sales of Synagis by its exclusive ex-US distributor, Abbott Laboratories; (iii) MedImmune is not entitled to recoup from PDL royalties on sales of Synagis that MedImmune paid on European patent rights that were ultimately revoked; and (iv) issues of fact require a jury trial to decide PDL’s claim that MedImmune breached the license agreement by requiring that PDL consent to commercially unreasonable and contractually insupportable conditions to permit an independent audit of Synagis sales and revenue.  Claim 28, the sole patent claim at issue in the litigation with MedImmune, does not cover currently marketed Genentech/Roche products.

A jury trial that was scheduled to commence in January 2011 was vacated by the court in December 2010. A new trial date is expected to be set shortly.

PDL disagrees with important aspects of the court’s adverse decisions and is evaluating its legal options, including appeal.

In the event that MedImmune prevails on its most favored licensee claim in the litigation, PDL expects that MedImmune will request the court to order a recoupment of some or all of the payments made to PDL under its license to the Queen et al. patents. MedImmune has paid PDL more than $280 million in royalties under the MedImmune agreement with respect to sales of Synagis since the fourth quarter of 1998 through the fourth quarter of 2009.

On January 10, 2011, PDL issued a press release announcing the above decision. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated January 10, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PDL BIOPHARMA, INC.
(Company)

By:	/s/ Christopher Stone
Christopher Stone
Vice President, General Counsel and Secretary

Dated:  January 10, 2011

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated January 10, 2011